UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 27, 2011

MARTEN TRANSPORT, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-15010	39-1140809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

129 Marten Street Mondovi, Wisconsin	54755
(Address of principal executive offices)	(Zip Code)

(715) 926-4216
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2011, Marten Transport, Ltd. (“Marten”) entered into a Third Amendment to Credit Agreement (the “Amendment”) with U.S. Bank National Association, as agent (the “Agent”), and certain lenders party thereto (collectively, the “Lenders”).  The Amendment amends that certain Credit Agreement, dated as of August 31, 2006, to Marten, entered into by and among Marten, the Agent, and the Lenders (the “Original Agreement”), as modified by amendments dated as of January 1, 2007 and November 30, 2007 (collectively, the “Prior Amendments” and, together with the Original Agreement, the “Current Credit Agreement”). Marten previously filed copies of the Original Agreement and the Prior Amendments with the Securities and Exchange Commission.

The Amendment (a) extends the maturity date of loans made under the revolving credit facility until May 27, 2016, (b) modifies the aggregate principal amount that may be borrowed by Marten under the revolving credit facility to $50 million, (c) increases the letter of credit sublimit under the revolving credit facility to $15 million from $10 million under the Current Credit Agreement, and (d) terminates the revolving commitment of Bank of America, N.A.  If certain conditions are satisfied, Marten may request that the aggregate principal amount of the revolving credit facility be increased from $50 million to a maximum aggregate principal amount of $75 million.  Funds are available to Marten under the revolving credit facility for working capital purposes and to finance capital expenditures, share repurchases or other general corporate purposes.  The obligations arising under the revolving credit facility continue to be guaranteed by each of Marten’s existing subsidiaries.

Pursuant to the Amendment, any loan under the revolving credit facility (other than swing line loans) bears interest at a variable rate based on LIBOR or an alternative variable rate based on the prime rate announced from time to time by the Agent as its prime rate (“Prime Rate”) plus or minus, as applicable, an applicable margin.  The applicable margin for loans under the revolving credit facility is determined by reference to Marten’s cash flow leverage ratio, as defined in the Current Credit Agreement, and such applicable margin ranges from 0.8% to 1.6% per annum for loans based on LIBOR and from minus 0.5% to 0.0% per annum for loans based on the Prime Rate.  The Amendment loosens the financial covenants under the Current Credit Agreement such that Marten’s (a) fixed charge coverage ratio may not be less than 1.50 to 1.00 and (b) cash flow leverage ratio may not be greater than 3.00 to 1.00.  Marten needs to submit to the Agent a borrowing base certificate only during the period that Marten’s fixed charge coverage ratio is less than 2.00 to 1.00.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is included as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information described under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated herein by this reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

Not Applicable.

(b)   Pro Forma Financial Information.

Not Applicable.

(c)   Shell Company Transactions.

Not Applicable.

(d)   Exhibits.

Exhibit No.	Description

10.1
Third Amendment to Credit Agreement, dated as of May 27, 2011, by and among Marten Transport, Ltd., as borrower, the banks party thereto as lenders, and U.S. Bank National Association, as agent for the lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARTEN TRANSPORT, LTD.

Dated: May 31, 2011	By	/s/ James J. Hinnendael
James J. Hinnendael
Its: Chief Financial Officer

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MARTEN TRANSPORT, LTD.

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Third Amendment to Credit Agreement, dated as of May 27, 2011, by and among Marten Transport, Ltd., as borrower, the banks party thereto as lenders, and U.S. Bank National Association, as agent for the lenders

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